Exhibit 99.1

FOR IMMEDIATE RELEASE

UNITED INSURANCE HOLDINGS CORP. REPORTS FINANCIAL RESULTS
FOR ITS THIRD QUARTER ENDED SEPTEMBER 30, 2013

Company to Host Quarterly Conference Call at 9:00 A.M. on October 31, 2013

St. Petersburg, FL - October 30, 2013: United Insurance Holdings Corp. (NASDAQ: UIHC) (UPC Insurance or the Company), a property and casualty insurance holding company, today reported its financial results for the third quarter and nine months ended September 30, 2013.

($ in thousands, except per share and ratios)	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2013	2012	Change	2013	2012	Change
Gross premiums written	$83,601	$59,461	40.6%	$274,650	$195,385	40.6%
Total revenues	$51,817	$32,272	60.6%	$144,639	$93,339	55.0%
Earnings before income tax	$6,724	$1,147	486.2%	$21,054	$13,868	51.8%
Net income	$4,131	$983	320.2%	$12,991	$8,722	48.9%
Net income per diluted share	$0.26	$0.09	188.9%	$0.80	$0.84	(4.8)%
Book value per share				$6.22	$6.27	(0.8)%
Return on average equity				17.4%	20.5%	-3.1 pts
Loss ratio, net[1]	52.3%	56.0%	-3.7 pts	50.4%	44.9%	5.5 pts
Expense ratio[2]	39.8%	46.7%	-6.9 pts	39.6%	45.0%	-5.4 pts
Combined ratio (CR)[3]	92.1%	102.7%	-10.6 pts	90.0%	89.9%	0.1 pts
Effect of current year catastrophe losses on CR	0.3%	5.7%	-5.4 pts	2.7%	3.3%	-0.6 pts
Effect of prior year development from lines in run-off on CR	—%	0.5%	-0.5 pts	0.7%	0.2%	0.5 pts
Effect of prior year development on CR	(1.2)%	(2.1)%	0.9 pts	1.5%	(2.7)%	4.2 pts
Underlying combined ratio[4]	93.0%	98.6%	-5.6 pts	85.1%	89.1%	-4.0 pts
1 Loss ratio, net is losses and loss adjustment expenses relative to net premiums earned.
2 Expense ratio is calculated as the sum of all operating expenses less interest expense relative to net premiums earned.
3 Combined ratio is the sum of the loss ratio, net and the expense ratio.
4 Underlying combined ratio, a measure that is not based on accounting principles generally accepted in the United States of America (GAAP), is reconciled above to the combined ratio, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release is in the "Definitions of Non-GAAP Measures" section of this document.

“The third quarter of 2013 saw continued growth and diversification of our book of business, strengthening of our management team, and improvements in our reserve development trends,” said John Forney, CEO of UPC Insurance. “We ended the quarter with 178,605 policies in force, a 43% increase from the prior year. For the quarter, over 41% of our new policies came from outside the State of Florida, and during the quarter we wrote our first policies in New Jersey, making it the sixth state in which we are actively writing business. We are pleased that the profitability we achieved in the quarter helped us end the period with over $100 million in shareholders’ equity for the first time in Company history, and we look forward to continued growth.”

Quarterly Financial Results

Net income for the quarter was $4.1 million, or $0.26 per diluted share, compared to $1.0 million, or $0.09 per diluted share in the third quarter in 2012. The increase in net income was primarily due to gross earned premium growth, lower ceded reinsurance premium percentage, and a lower combined ratio in the third quarter of 2013 compared to the same period in 2012.

Policy acquisition costs increased to $13.1 million for the third quarter of 2013 from $9.4 million for the third quarter of 2012. These costs vary directly with premiums earned and as a percentage of gross premiums earned, and increased slightly to 16.4% for the current quarter from 16.1% in the third quarter last year.

Operating expenses increased to $2.3 million for the third quarter of 2013, from $1.7 million during the same period of last year due to increases in several expense categories none of which was individually significant. The increase in operating expenses was primarily driven by the Company's continuing growth and expansion into new states.

General and administrative expenses increased to $4.0 million for the third quarter of 2013, from $3.0 million for the third quarter of 2012 primarily due to an increase in personnel costs related to the Company's growth.

Year-to-Date Financial Results

Net income for the nine months ended September 30, 2013 was $13.0 million, or $0.80 per diluted share, compared to $8.7 million, or $0.84 per diluted share for the same period last year. The increase was driven primarily by continued strong premium growth and a decrease in the ceded reinsurance premium percentage compared to the prior period.

Policy acquisition costs increased to $36.6 million for the nine months ended September 30, 2013, from $26.5 million for the same period of 2012. These costs vary directly with premiums earned and as a percentage of gross premiums earned, and increased to 16.3% for the nine months ended September 30, 2013, compared to 16.2% for the nine months ended September 30, 2012.

Operating expenses increased to $6.9 million for the year from $4.9 million during the same period of last year due to increases in several expense categories, none of which was individually significant. The increase in operating expenses was primarily driven by the Company's growth and expansion into new states.

General and administrative expenses increased to $10.7 million for the nine months ended September 30, 2013, from $8.1 million for the same period in 2012 primarily due to an increase in personnel costs related to the Company's continued growth.

Combined Ratio Analysis

The Company's GAAP net combined ratio and underlying net combined ratio both decreased primarily due to strong premium growth and a lower ceded reinsurance premium percentage for the quarter compared to the prior period. As a result of these factors, net premiums earned increased $18.6 million, or 61.5%, to $48.8 million in the third quarter of 2013 compared to $30.2 million for the third quarter of 2012 as the Company continued to generate new policies in Florida and in other states. The increase in net premiums earned was partially offset by the increase in the Company's underlying loss costs, which increased approximately $10.3 million during the third quarter of 2013 compared to the same period a year ago.  The increase in underlying loss costs was driven primarily by the growth of policies in-force and an increase in the frequency and severity of fire and lightning-related losses in Florida as shown below:

($ in thousands except ratios)	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2013	2012	Change	2013	2012	Change
Net Loss and LAE	$25,578	$16,950	$8,628	$69,132	$39,401	$29,731
% of Gross earned premiums	31.9%	28.9%	3.0 pts	30.7%	24.1%	6.6 pts
% of Net earned premiums	52.3%	56.0%	-3.7 pts	50.4%	44.9%	5.5 pts
Less:
Current year catastrophe losses	$127	$1,730	$(1,603)	$3,722	$2,885	$837
Prior year development from lines in run-off	—	157	(157)	860	195	665
Prior year reserve development (favorable)	(577)	(655)	78	2,077	(2,414)	4,491
Underlying Loss and LAE*	$26,028	$15,718	$10,310	$62,473	$38,735	$23,738
% of Gross earned premiums	32.5%	26.8%	5.7 pts	27.8%	23.7%	4.1 pts
% of Net earned premiums	53.2%	51.9%	1.3 pts	45.5%	44.1%	1.4 pts
Policy acquisition costs	$13,115	$9,404	$3,711	$36,567	$26,535	$10,032
Operating and underwriting	2,265	1,670	595	6,944	4,860	2,084
General and administrative	4,034	3,031	1,003	10,688	8,124	2,564
Total Operating Expenses	$19,414	$14,105	$5,309	$54,199	$39,519	$14,680
% of Gross earned premiums	24.2%	24.1%	0.1 pts	24.1%	24.1%	0.0 pts
% of Net earned premiums	39.8%	46.7%	-6.9 pts	39.6%	45.0%	-5.4 pts
Combined Ratio - as % of gross earned premiums	56.1%	53.0%	3.1 pts	54.8%	48.2%	6.6 pts
Underlying Combined Ratio - as % of gross earned premiums	56.7%	50.9%	5.8 pts	51.9%	47.8%	4.1 pts
Combined Ratio - as % of net earned premiums	92.1%	102.7%	-10.6 pts	90.0%	89.9%	0.1 pts
Underlying Combined Ratio - as % of net earned premiums	93.0%	98.6%	-5.6 pts	85.1%	89.1%	-4.0 pts
* Underlying Loss and LAE is a non-GAAP financial measure and is reconciled above to Net Loss and LAE, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release is in the "Definitions of Non-GAAP Measures" section of this document.

The Company’s gross underlying loss ratio increased to 32.5% during the third quarter of 2013, which was up 5.7 points from 26.8% in the third quarter of 2012. The primary drivers of this change were increased frequency and severity of fire and lightning-related losses in Florida. These negative changes in gross loss ratio were partially offset by a lower ceded reinsurance premium percentage, which allowed the Company’s net underlying loss ratio to increase by only 1.3 points.

Reinsurance Costs Decreased as a % of Earned Premium for Both the Quarter and Year-to-Date

Excluding the Company's flood business, which it cedes 100% of the risk of loss, reinsurance costs in the third quarter of 2013 were 36% of gross premiums earned compared to 45% of gross premiums earned for the third quarter of 2012. Reinsurance costs for the nine months ended September 30, 2013 were 36% of gross premiums earned compared to 43% for the same period last year.

Investment Portfolio Highlights

UPC Insurance's cash and investment holdings totaled $300.1 million at September 30, 2013, compared to $223.4 million at December 31, 2012. UPC Insurance's cash and investment holdings consist primarily of investments in high-quality money market instruments, U.S. Government and agency securities and high-quality corporate debt. Fixed maturities represented approximately 95% of total investments at September 30, 2013, and 98% at December 31, 2012.

Book Value Analysis

Book value per share increased from $5.70 at December 31, 2012, to $6.22 at September 30, 2013. The increase in the Company's book value per share was reduced by the change in accumulated other comprehensive income as shown in the table below.

($ in thousands, except for per share data)	September 30,	December 31,
	2013	2012
Book Value per Common Share
Numerator:
Common shareholders' equity	$100,864	$87,986
Denominator:
Total Shares Outstanding	16,207,016	15,448,839
Book Value Per Common Share	$6.22	$5.70

Book Value per Common Share, Excluding the Impact of Accumulated Other Comprehensive Income
Numerator:
Common shareholders' equity	$100,864	$87,986
Accumulated other comprehensive income	271	2,613
Shareholders' Equity, excluding AOCI	$100,593	$85,373
Denominator:
Total Shares Outstanding	16,207,016	15,448,839
Underlying Book Value Per Common Share*	$6.21	$5.53
* Underlying book value per common share is a non-GAAP financial measure and is reconciled above to book value per common share, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release is in the "Definitions of Non-GAAP Measures" section of this document.

Definitions of Non-GAAP Measures

We believe that investors' understanding of UPC Insurance's performance is enhanced by our disclosure of the following non-GAAP measures. Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Combined ratio excluding the effects of current year catastrophe losses, prior year development on lines in run-off and reserve development (underlying combined ratio) is a non-GAAP ratio, which is computed as the difference between four GAAP operating ratios: the combined ratio, the effect of current year catastrophe losses on the combined ratio, the effect of development from lines in run-off and prior year development on the combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our business that may be obscured by current year catastrophe losses, losses from lines in run-off and prior year development. Current year catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year development from lines in run-off is caused by unexpected development from our commercial auto product that is no longer offered by the Company. Prior year development is caused by unexpected loss development on historical reserves. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our performance.

The most direct comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered as a substitute for the combined ratio and does not reflect the overall profitability of our business.

Net Loss and LAE excluding the effects of current year catastrophe losses, prior year development on lines in run-off and reserve development (underlying Loss and LAE) is a non-GAAP measure which is computed as the difference between loss and LAE, current year catastrophe losses and prior year reserve development. We use underlying loss and LAE figures to analyze our loss trends that may be impacted by current year catastrophe losses and prior year development on our reserves. As discussed previously, these three items can have a significant impact on our loss trend in a given period. The most direct comparable GAAP measure is net loss and LAE. The underlying loss and LAE measure should not be considered a substitute for net losses and LAE and does not reflect the overall profitability of our business.

Book value per common share, excluding the impact of accumulated other comprehensive income, is a ratio that uses a non-GAAP measure. It is calculated by dividing common shareholders' equity after excluding accumulated other comprehensive income by total common shares outstanding plus dilutive potential common shares outstanding. We use the trend in book value per common share, excluding the impact of accumulated other comprehensive income, in conjunction with book value per common share to identify and analyze the change in net worth attributable to management efforts between periods. We believe the non-GAAP ratio is useful to investors because it eliminates the effect of interest rates that can fluctuate significantly from period to period and are generally driven by economic developments, primarily capital market conditions, the magnitude and timing of which are generally not influenced by management, and we believe it enhances understanding and comparability of performance by highlighting underlying business activity and profitability drivers. We note that book value per common share, excluding the impact of accumulated other comprehensive income, is a measure commonly used by insurance investors as a valuation technique. Book value per common share is the most directly comparable GAAP measure. Book value per common share, excluding the impact of accumulated other comprehensive income, should not be considered a substitute for book value per common share, and does not reflect the recorded net worth of our business.

Conference Call Details

Date and Time:    October 31, 2013 - 9:00 A.M. ET

Participant Dial-In:    (United States): 877-407-8829
(International): 201-493-6724

Webcast:	To listen to the live webcast, please go to www.upcinsurance.com (Investor Relations) and click on the conference call link, or go to: http://upcinsurance.equisolvewebcast.com/q3-2013

About UPC Insurance

Founded in 1999, UPC Insurance is an insurance holding company that sources, writes and services residential property and casualty insurance policies using a network of independent agents and a group of wholly owned insurance subsidiaries. United Property & Casualty Insurance Company, the primary operating subsidiary of UPC Insurance, writes and services property and casualty insurance in Florida, Massachusetts, New Jersey, North Carolina, Rhode Island and South Carolina, and was recently licensed to write in New Hampshire and Texas. From its headquarters in St. Petersburg, UPC Insurance's team of dedicated professionals manages a completely integrated insurance company, including sales, underwriting, customer service and claims.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. The forward-looking statements in this press release include statements regarding: the impact of our continued growth, and the expansion into other states. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, without limitation, the success of the Company's marketing initiatives, inflation and other changes in economic conditions (including changes in interest rates and financial markets); the impact of new Federal and State regulations that affect the property and casualty insurance market; the costs of reinsurance and the collectibility of reinsurance, assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for losses and loss adjustment expense; insurance agents; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in loss trends; acts of war and terrorist activities; court decisions and trends in litigation, and health care; and other matters described from time to time by us in our filings with the Securities and Exchange Commission, including, but not limited to, the Company's Annual Report on Form 10-K filed on March 6, 2013. In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a major contingency. Reported results may therefore, appear to be volatile in certain accounting periods. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

 ### #### ###

CONTACT:	OR	INVESTOR RELATIONS:
United Insurance Holdings Corp.		The Equity Group
John Rohloff		Adam Prior
Director of Financial Reporting		Senior Vice-President
(727) 895-7737 / jrohloff@upcinsurance.com		(212) 836-9606 / aprior@equityny.com

Terry Downs
Associate
(212) 836-9615 / tdowns@equityny.com

Consolidated Statements of Comprehensive Income
In thousands, except share and per share amounts
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
REVENUE:
Gross premiums written	$83,601	$59,461	$274,650	$195,385
Increase in gross unearned premiums	(3,463)	(903)	(49,736)	(31,702)
Gross premiums earned	80,138	58,558	224,914	163,683
Ceded premiums earned	(31,317)	(28,335)	(87,825)	(75,948)
Net premiums earned	48,821	30,223	137,089	87,735
Net investment income	1,089	807	2,644	2,331
Net realized gains (losses)	(38)	37	(199)	155
Other revenue	1,945	1,205	5,105	3,118
Total revenue	$51,817	$32,272	$144,639	$93,339
EXPENSES:
Losses and loss adjustment expenses	25,578	16,950	69,132	39,401
Policy acquisition costs	13,115	9,404	36,567	26,535
Operating expenses	2,265	1,670	6,944	4,860
General and administrative expenses	4,034	3,031	10,688	8,124
Interest expense	102	71	255	283
Total expenses	45,094	31,126	$123,586	$79,203
Income before other income (expense)	6,723	1,146	21,053	14,136
Other income (expense)	1	1	1	(268)
Income before income taxes	6,724	1,147	$21,054	$13,868
Provision for income taxes	2,593	164	8,063	5,146
Net income	$4,131	$983	$12,991	$8,722
OTHER COMPREHENSIVE INCOME:
Change in net unrealized gain on investments	365	1,442	(4,011)	3,042
Reclassification adjustment for net realized investment (gains) losses	38	(37)	199	(155)
Income tax expense (benefit) related to items of other comprehensive income	(156)	(542)	1,470	(1,114)
Total comprehensive income	$4,378	$1,846	$10,649	$10,495

Weighted average shares outstanding
Basic	16,129,247	10,361,849	16,091,323	10,361,849
Diluted	16,186,178	10,448,839	16,167,316	10,396,455

Earnings per share
Basic	$0.26	$0.09	$0.81	$0.84
Diluted	$0.26	$0.09	$0.80	$0.84

Dividends declared per share	$0.03	$—	$0.09	$0.05

Consolidated Balance Sheets
In thousands

	September 30, 2013	December 31, 2012
ASSETS	(Unaudited)
Investments available for sale, at fair value:
Fixed maturities	$233,344	$149,157
Equity securities	12,177	2,723
Other long-term investments	300	300
Total investments	$245,821	$152,180
Cash and cash equivalents	54,318	71,205
Accrued investment income	1,400	760
Premiums receivable, net	29,085	17,154
Reinsurance recoverable on paid and unpaid losses	2,175	2,272
Prepaid reinsurance premiums	84,448	49,916
Deferred policy acquisition costs	26,297	16,978
Other assets	4,371	3,149
Total Assets	$447,915	$313,614
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$40,726	$35,692
Unearned premiums	178,521	128,785
Reinsurance payable	84,817	26,063
Other liabilities	27,987	19,206
Notes payable	15,000	15,882
Total Liabilities	$347,051	$225,628
Commitments and contingencies
Stockholders' Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.0001 par value; 50,000,000 shares authorized; 16,414,822 and 15,660,922 issued; 16,207,016 and 15,448,839 outstanding for 2013 and 2012, respectively	2	2
Additional paid-in capital	27,763	24,076
Treasury shares, at cost; 212,083 shares	(431)	(431)
Accumulated other comprehensive income	271	2,613
Retained earnings	73,259	61,726
Total Stockholders' Equity	$100,864	$87,986
Total Liabilities and Stockholders' Equity	$447,915	$313,614